UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2006

Axcelis Technologies, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts		01915
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 787-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

Adoption of Executive Incentive Performance Plan for Fiscal 2006. On January 31, 2006, the Compensation Committee of the Company’s Board of Directors adopted an incentive performance plan, for the Company’s fiscal year ending December 31, 2006, known as the Axcelis Team Incentive Plan, or ATI.  All of the Company’s employees participate in the ATI, including the Company’s Chief Executive Officer and all other executive officers.

Pursuant to the plan, the Committee designated for each executive officer a target cash bonus amount, expressed as a percentage of salary.  In establishing these targets, the Committee applied its compensation philosophy to provide base salaries, target bonus compensation and equity compensation within the 50th percentile of such categories of compensation paid by similar companies for comparable positions, based on market benchmarking data compiled by external consulting firms.  The following table sets forth each current officer’s current ATI target as a percentage of salary and as a dollar amount.

Executive Officer	Title	ATI Target as a % of Base Salary	ATI Target ($)
Mary G. Puma	Chairman, Chief Executive Officer, and President	100%	$500,000
Lynnette C. Fallon	EVP HR/Legal and General Counsel	60%	$183,000
Stephen G. Bassett	EVP and Chief Financial Officer	60%	$165,600
Matthew Flynn	SVP, Global Customer Operations	50%	$137,500
Marc S. Levine	SVP, Product Development	50%	$125,000
Kevin Brewer	SVP, Manufacturing Operations	50%	$125,000
Craig Halterman	SVP, Chief Information Officer	40%	$89,800
Donald Palette	SVP, Finance and Controller	40%	$86,000
Mark Namaroff	SVP, Marketing	40%	$82,000
Totals			$1,493,900

Funding under the ATI plan is based 30% on execution of goals for 2006 set in the Company’s strategic planning process with respect to product development, product quality and reliability, customer relationship metrics and sales targets.  The Compensation Committee will evaluate the Company’s performance against these non-financial goals and will score the performance ranging from 0-200%.  The remaining 70% of the funding for the 2006 ATI is based on the achievement of financial targets based on the Company’s 2006 profit plan with respect to revenues, gross margin, pre-tax profit and cash generation.  The Compensation Committee will evaluate the Company’s performance against the goals and will score the performance ranging from 0-200%.  These scores are then weighted and are totaled into a single Company Performance Score.  Funding of the 2006 ATI based on the achievement of financial goals is limited to 20% of the Company’s pre-tax income (before taking into account any payout under the plan).  Funding of the 2006 ATI from achievement of execution goals is not so limited.

The individual performance of each of the executive officers during 2006 will also be evaluated by the Committee based on the achievement of individual performance goals set at the beginning of the year and the individual’s contribution to achievement of the Company’s financial and non-financial goals.  The Individual Performance Score will range from 0-150% and will be multiplied by the Company Performance Score to determine each executive’s payout.  Therefore, an executive’s bonus payment can range upwards from $0 to a maximum ATI payout (assuming a 200% Company Performance Score and a 150% Individual Performance Score) of 300% of the executive’s target amount.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Director.  On January 31, 2006, the Company received notice that Alexander M. Cutler, a director of the Company, will resign from the Board of Directors effective immediately prior to the Annual Meeting of Stockholders scheduled for May 3, 2006.

Election of Director.  On February 1, 2006, the Board of Directors elected Kirk Pond as a director of the Company for a term ending at the Annual Meeting of Stockholders scheduled for May 3, 2006.  Mr. Pond has also been nominated by the Board for re-election at that meeting for a term ending in 2009.  Mr. Pond is the Chairman of Fairchild Semiconductor International, Inc.  There is no arrangement or understanding between the new director and any other persons pursuant to which Mr. Pond was selected as a Director.  Mr. Pond has not been named to any committees of the Board of Directors at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2006	Axcelis Technologies, Inc.

	By:	/s/ Stephen G. Bassett
Stephen G. Bassett
Executive Vice President and Chief Financial Officer